January 22, 2017	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and Annual Earnings of
$0.83 and $3.21 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2016:

•
Significant Unusual Income or Expense Items:  During the three months ended December 31, 2016, the Company recorded the following unusual items.  The Company incurred expenses totaling $566,000 in the fourth quarter of 2016 in connection with debit card and check fraud losses.  These losses were $457,000 higher than those incurred in the 2015 fourth quarter.  A portion of the increase related to debit card fraud resulting from a data security breach at a national retail merchant which operates stores in many of our markets. Several of our debit card customers who transacted business with the merchant were affected.  The losses incurred by the Company resulted from regulatory requirements that banks reimburse debit card customers for unauthorized transactions.  The Company received an annual fee income bonus of $270,000 for increased usage through its point-of-sale and debit card transaction networks.  Insurance expense decreased approximately $425,000 in the quarter compared to the September 30, 2016 quarter primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates during the quarter.  Because the FDIC's deposit insurance fund hit a predetermined threshold, deposit insurance rates for many banks, including ours, will now be reduced. The ongoing benefit of this will be a decrease in our deposit insurance premiums of about $200,000 per quarter compared to previous quarters.  The Company incurred various gains, losses and charge-downs on foreclosed and repossessed assets resulting in $340,000 of net losses.

•
Total Loans:  Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $499.7 million, or 16.6%, from December 31, 2015, to December 31, 2016.  The increases occurred across several loan types, primarily other residential (multi-family) loans, commercial real estate loans, one- to four-family residential loans, consumer loans and home equity lines of credit.  Total gross loans increased $74.2 million, or 2.0%, in the three months ended December 31, 2016.  Net decreases in the FDIC-acquired loan portfolios totaled $79.7 million in the year ended December 31, 2016.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those currently or previously covered by FDIC loss sharing agreements and those acquired in the FDIC-assisted transaction with Valley Bank, which are not covered by a loss sharing agreement but are accounted for and analyzed as loan pools rather than individual loans, totaled $46.3 million at December 31, 2016, a decrease of $10.5 million from $56.8 million at December 31, 2015, and an increase of $2.5 million from $43.8 million at September 30, 2016.  Non-performing assets at December 31, 2016 were $39.3 million (0.86% of total assets), down $4.7 million from $44.0 million (1.07% of total assets) at December 31, 2015 and up $2.7 million, or 7.6%, from $36.6 million (0.82% of total assets) at September 30, 2016.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of December 31, 2016, the Company's Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 10.2%, Tier 1 Capital Ratio was 12.6%, and Total Capital Ratio was 13.5%.

•
Net Interest Income: Net interest income for the fourth quarter of 2016 decreased $0.5 million to $40.2 million compared to $40.7 million for the fourth quarter of 2015.  Net interest income was $41.0 million for the third quarter of 2016.  Net interest margin was 3.87% for the quarter ended December 31, 2016, compared to 4.34% for the fourth quarter of 2015 and 3.98% for the quarter ended September 30, 2016.  The decrease in the margin from the prior year fourth quarter was primarily the result of decreases in average loan yields and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year quarter, partially offset by increased total average loans.  Increased average interest rates on deposits and other borrowings also contributed to lower net interest margin.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 30, 60 and 38 basis points for the quarters ended December 31, 2016, December 31, 2015, and September 30, 2016, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2016, were $0.83 per diluted common share ($11.8 million available to common shareholders) compared to $0.81 per diluted common share ($11.5 million available to common shareholders) for the three months ended December 31, 2015.

Preliminary earnings for the year ended December 31, 2016, were $3.21 per diluted common share ($45.3 million available to common shareholders) compared to $3.28 per diluted common share ($45.9 million available to common shareholders) for the year ended December 31, 2015.

For the quarter ended December 31, 2016, annualized return on average common equity was 10.98%, annualized return on average assets was 1.05%, and annualized net interest margin was 3.87%, compared to 11.74%, 1.15% and 4.34%, respectively, for the quarter ended December 31, 2015.  For the year ended December 31, 2016, return on average common equity was 10.93%, return on average assets was 1.04%, and net interest margin was 4.05%, compared to 12.13%, 1.14% and 4.53%, respectively, for the year ended December 31, 2015.

President and CEO Joseph W. Turner commented, "We are pleased with our overall performance in the fourth quarter of 2016. We had a few unusual items during the quarter, but in total these items did not significantly impact our results. Once again, we maintained strong company-wide loan production, which was somewhat offset by repayment headwinds, resulting in net loan growth of $74 million. Outstanding loan balances increased in several loan types with construction, multi-family and commercial real estate loan segments increasing by $64 million, $28 million and $20 million, respectively.  Loan commitments and the unfunded portion of loans remained strong during the fourth quarter.  For the full year, we achieved a significant milestone of generating more than $1 billion in commercial loans with good production coming from all of our commercial lending offices.

"Credit quality of the loan portfolio continues to be good; however, fluctuations in non-performing assets, loan loss provision and net charge-offs may occur from period to period. During the quarter, non-performing assets and potential problem loans, excluding FDIC-acquired loans, totaled $46.3 million at December 31, 2016, a decrease of $10.5 million from December 31, 2015, and an increase of $2.5 million from September 30, 2016. The increase in the fourth quarter was primarily related to the addition of one non-performing commercial real estate loan. This project dates back to 2005. Non-performing assets as a percentage of total assets were 0.86% at December 31, 2016, as compared to 1.07% at the end of 2015 and 0.82% at the end of the third quarter of 2016."

Turner continued, "As anticipated, we experienced a slight reduction in the core net interest margin during the quarter, as compared to the third quarter 2016. The core net interest margin, which excludes the effects of additional yield accretion on loan pools from FDIC-assisted transactions, decreased by approximately three basis points. Most of the decrease in the margin was due to the interest expense and deferred issuance costs

(expected to be approximately 10 basis points annualized) on the $75 million subordinated debt offering completed in August 2016.  Additionally, the low interest rate environment and competition for deposits in our markets continue to put some pressure on the net interest margin because of slightly higher deposit and borrowing costs. The recent increases in the prime rate and LIBOR rates should moderately benefit our core net interest margin."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net interest income	$40,248	$40,695	$163,056	$168,354
Provision for loan losses	2,380	1,216	9,281	5,519
Non-interest income	7,528	5,060	28,510	13,581
Non-interest expense	29,041	29,145	120,427	114,350
Provision for income taxes	4,560	3,744	16,516	15,564
Net income	$11,795	$11,650	$45,342	$46,502

Net income available to common shareholders	$11,795	$11,531	$45,342	$45,948
Earnings per diluted common share	$0.83	$0.81	$3.21	$3.28

NET INTEREST INCOME

Net interest income for the fourth quarter of 2016 decreased $447,000 to $40.2 million compared to $40.7 million for the fourth quarter of 2015.  Net interest margin was 3.87% in the fourth quarter of 2016, compared to 4.34% in the same period of 2015, a decrease of 47 basis points.  Net interest income for the year ended December 31, 2016 decreased $5.3 million to $163.1 million compared to $168.4 million for the year ended December 31, 2015.  Net interest margin was 4.05% in the year ended December 31, 2016, compared to 4.53% in the year ended December 31, 2015, a decrease of 48 basis points.  For the three months ended December 31, 2016, the net interest margin decreased 11 basis points compared to the net interest margin of 3.98% in the three months ended September 30, 2016.  The average interest rate spread was 3.74% and 3.93% for the three months and year ended December 31, 2016, respectively, compared to 4.24% and 4.44% for the three months and year ended December 31, 2015, respectively.  For the three months ended December 31, 2016, the average interest rate spread decreased 12 basis points compared to the average interest rate spread of 3.86% in the three months ended September 30, 2016.

The Company's net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools (and, therefore, has decreased over time). The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (to the extent such an agreement was in place), which were recorded as indemnification assets.  Therefore, the expected indemnification assets had also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter.  Since the early terminations of all other loss sharing agreements on April 26, 2016, only the loans and other real estate owned acquired in the InterBank transaction have been covered by a loss sharing agreement and have indemnification assets remaining.  Additional estimated cash flows totaling approximately $1.7 million and $10.6 million were recorded in the three months and year ended December 31, 2016, respectively, related to these loan pools, with a corresponding reduction in expected reimbursement from the FDIC (solely related to the InterBank transaction) of approximately $305,000 and $2.7 million in the three months and year ended December 31, 2016, respectively.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2016		December 31, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$3,142	30 bps	$5,649	60 bps
Non-interest income	(1,014)		(3,343)
Net impact to pre-tax income	$2,128		$2,306

	Year Ended
	December 31, 2016		December 31, 2015
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$16,393	41 bps	$28,531	77 bps
Non-interest income	(7,033)		(19,534)
Net impact to pre-tax income	$9,360		$8,997

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreement, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $6.3 million and the remaining adjustment to the indemnification assets related to InterBank, including the effects of the clawback liability, that will affect non-interest income (expense) is $(2.5) million.  The $6.3 million of accretable yield adjustment relates to Team Bank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank.  The expense, as noted, is only related to InterBank, as there is no longer, nor will there be in the future, indemnification asset amortization expense related to Team Bank, Vantus Bank, or Sun Security Bank due to the early termination of the remaining related loss sharing agreements for those transactions in April 2016.  Of the remaining adjustments, we expect to recognize $4.3 million of interest income and $(1.7) million of non-interest income (expense) during 2017.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended December 31, 2016 decreased 17 basis points when compared to the year-ago quarter.  The decrease in net interest margin is primarily due to an increase in the average interest rate on deposits and the interest expense associated with the issuance of $75.0 million of subordinated notes in the third quarter of 2016.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2016, non-interest income increased $2.4 million to $7.5 million when compared to the quarter ended December 31, 2015, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $848,000 for the quarter ended December 31, 2016, compared to $3.0 million for the quarter ended December 31, 2015.  The amortization expense for the quarter ended December 31, 2016, consisted of the following items:  $767,000 of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolio acquired from InterBank and $262,000 of amortization of the clawback liability.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $181,000.

•
Service charges and ATM fees:  Service charges and ATM fees increased $457,000 compared to the prior year quarter, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which have had high levels of debit card activity, and overall higher levels of point-of-sale card activity.

•	Other income: Other income decreased $305,000 compared to the prior year period. During the 2015 period, the Company recognized a $300,000 gain on the sale of a non-marketable investment.

For the year ended December 31, 2016, non-interest income increased $14.9 million to $28.5 million when compared to the year ended December 31, 2015, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $6.9 million for the year ended December 31, 2016, compared to $18.3 million for the year ended December 31, 2015.  The amortization expense for the year ended December 31, 2016, consisted of the following items:  $5.8 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $584,000 of impairment to certain indemnification assets and $1.4 million of amortization of the clawback liability.  The impairment of the indemnification asset was recorded in the three months ended March 31, 2016, due to the expected loss on the FDIC loss share termination agreements that occurred in April 2016, as discussed in the Company's March 31, 2016 Quarterly Report on Form 10-Q.  Partially offsetting the expense was income from the accretion of the discount related to the indemnification asset for the InterBank acquisition of $896,000.

•
Net realized gains on sales of available-for-sale securities:  During 2016, the Company sold an investment held at the holding company level for a gain of $2.7 million.  This investment, the original amount of which was $1.0 million, was made in a managed equity fund.  The Company was required to divest this investment as a result of recent regulations enacted by the Federal Reserve Board.  There were no material gains on sales of investments in 2015.

•
Service charges and ATM fees:  Service charges and ATM fees increased $1.8 million compared to the prior year, primarily due to the additional accounts acquired in the Fifth Third Bank transaction in January 2016, which have had high levels of debit card activity, and overall higher levels of point-of-sale card activity.

•
Other income:  Other income decreased $918,000 compared to the prior year.  During 2015, the Company recorded a $1.1 million gain when it redeemed the trust preferred securities previously issued by Great Southern Capital Trust III at a discount.  Also in 2015, the Company sold a banking center building in Nebraska at a net gain of $671,000.  In addition, during 2015, the Company recognized a $300,000 gain on the sale of a non-marketable investment.  The Company recognized a $257,000 gain on the sale of the Thayer, Mo., branch and deposits during the first quarter of 2016 and a $110,000 gain was recognized on the sale of the Buffalo, Mo., branch and deposits during the first quarter of 2016.  In addition in 2016, a gain of $238,000 was recognized on sales of fixed assets unrelated to the branch sales.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2016, non-interest expense decreased $103,000 to $29.0 million when compared to the quarter ended December 31, 2015, primarily as a result of the following items:

•
Salaries and employee benefits:  Salaries and employee benefits increased $285,000 over the prior year quarter.  Salaries increased due to additional employee costs related to the branches acquired from Fifth Third Bank during the first quarter of 2016 ($642,000 during the current quarter), which was partially offset by the reduction in expenses related to the 16 banking centers which were closed or sold during the first quarter of 2016 ($401,000 during the prior year quarter).  The remaining increase was due to increased staffing due to growth in lending and other operational areas.

•
Net occupancy and equipment expense:  Net occupancy expense increased $251,000 in the quarter ended December 31, 2016 compared to the same quarter in 2015.  The majority of the increase was due to additional costs related to the branches acquired from Fifth Third Bank during the first quarter of 2016 ($412,000 during the current quarter), which was partially offset by the reduction in expenses related to the 16 banking centers which were closed or sold during the first quarter of 2016 ($248,000 during the prior year quarter).

•
Other operating expenses:  Other operating expenses increased $212,000 in the quarter ended December 31, 2016 compared to the same period in 2015.  This increase was primarily due to higher levels of debit card and check fraud losses in the 2016 period.  These losses totaled $566,000 in the 2016 period compared to $109,000 in the 2015 period.  The increase in this expense category was partially offset by larger charitable contribution expenses in the 2015 period.

•
Insurance expense:  Insurance expense decreased $355,000 compared to the prior year quarter primarily due to a reduction in FDIC insurance premiums resulting from a change in the FDIC insurance assessment rates during the quarter.  Because the FDIC's deposit insurance fund hit a predetermined threshold, deposit insurance rates for many banks, including ours, will now be reduced.

For the year ended December 31, 2016, non-interest expense increased $6.0 million to $120.4 million when compared to the year ended December 31, 2015, primarily as a result of the following items:

•
Fifth Third Bank branch acquisition expenses:  The Company incurred approximately $1.4 million of expenses during 2016 related to the acquisition of certain branches of Fifth Third Bank, versus approximately $482,000 in acquisition related expenses in the prior year.  Those expenses for 2016 (net of prior year expense, if applicable), included approximately $317,000 of legal, audit and other professional fees expense, approximately $294,000 of computer license and support expense, approximately $436,000 in charges to replace former Fifth Third Bank customer checks with Great Southern Bank checks, and approximately $54,000 of travel, meals and other expenses related to the transaction and similar costs incurred during the year.

•
Salaries and employee benefits:  Salaries and employee benefits increased $1.7 million over the prior year period.  Salaries increased due to additional employee costs related to the branches acquired from Fifth Third Bank during the first quarter of 2016 ($2.3 million during 2016), which was partially offset by the reduction in expenses related to the 16 banking centers which were closed or sold during the first quarter of 2016 ($1.7 million during the prior year).  The remaining increase was due to increased staffing due to growth in lending and other operational areas.

•
Expense on foreclosed assets:  Expense on foreclosed assets increased $1.6 million compared to the prior year due to expenses and valuation write-downs of foreclosed assets, and the loss on final disposition of certain assets during the current year.  In the three months ended September 30, 2016, expenses and loss on final disposition of two related properties totaling $320,000 were incurred.  In addition, approximately $912,000 in valuation write-downs, primarily related to these two properties, were taken during the year. Collection expenses and losses on sales of non-real estate assets (primarily automobiles) increased $652,000 in 2016 compared to 2015.  The Company has increased its consumer lending, primarily in indirect automobile lending, significantly in the past few years.

•
Other operating expenses:  Other operating expenses increased $1.6 million in the year ended December 31, 2016 compared to 2015.  Of this amount, $436,000 relates to check charges to replace Fifth Third customer checks as part of the acquisition in the first quarter of 2016.  There was also increased expense due to higher levels of debit card and check fraud losses in 2016.  These losses totaled $1.9 million in 2016 compared to $619,000 in 2015.  A large portion of the increase related to debit card fraud that resulted from a data security breach at a national retail merchant which operates stores in many of our markets, affecting some of our debit card customers who transacted business with the merchant.  The losses incurred by the Company resulted from regulatory requirements that banks reimburse debit card customers for unauthorized transactions.  In regard to this particular merchant breach, we currently believe that further loss exposure will not be significant.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees increased $478,000 from the prior year due to legal and professional fees related to the Fifth Third transaction, legal fees related to the resolution of two large non-performing loan relationships, and increased audit and accounting fees.

•
Supplies expense:  Supplies expense increased $375,000 compared to the prior year primarily due to approximately $318,000 of one-time costs incurred to stock a supply of chip-enabled debit cards.  In October 2016, the Company began mass issuing chip-enabled debit cards to its deposit customer base.

The Company's efficiency ratio for the quarter ended December 31, 2016, was 60.78% compared to 63.70% for the same quarter in 2015.  The efficiency ratio for the year ended December 31, 2016, was 62.86% compared to 62.85% for 2015.  The improvement in the ratio in the 2016 three month period was primarily due to the increase in non-interest income and the decrease in non-interest expense, partially offset by the decrease in net interest income.  The Company's ratio of non-interest expense to average assets was 2.87% and 2.81% for the three months and year ended December 31, 2015, respectively, compared to 2.59% and 2.76% for the three months and year ended December 31, 2016, respectively.  The decrease in the current three month period ratio was due to the increase in average assets in the 2016 period compared to the 2015 period.  The decrease in the current annual period ratio was due to the increase in average assets in 2016 compared to 2015, partially offset by the increase in non-interest expense.  Average assets for the quarter ended December 31, 2016, increased $420.5 million, or 10.4%, from the quarter ended December 31, 2015, primarily due to assets acquired in the Fifth Third Bank transaction in the first quarter of 2016 and organic loan growth, partially offset by decreases in investment securities and other interest-earning assets.  Average assets for the year ended December 31, 2016, increased $303.4 million, or 7.5%, from the year ended December 31, 2015, due to the same reasons noted for the three month period.

INCOME TAXES

For the three months ended December 31, 2016 and 2015, the Company's effective tax rate was 27.9% and 24.3%, respectively.  For the year ended December 31, 2016 and 2015, the Company's effective tax rate was 26.7% and 25.1%, respectively.  These effective rates were lower than the statutory federal tax rate of 35%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 26-28% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits and maintain or increase its pre-tax net income. The Company's effective tax rate may fluctuate as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.

CAPITAL

As of December 31, 2016, total stockholders' equity and common stockholders' equity were $429.8 million (9.4% of total assets), equivalent to a book value of $30.77 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2015, were $398.2 million (9.7% of total assets), equivalent to a book value of $28.67 per common share.  At December 31, 2016, the Company's tangible common equity to tangible assets ratio was 9.2%, compared to 9.6% at December 31, 2015.

On a preliminary basis, as of December 31, 2016, the Company's Tier 1 Leverage Ratio was 11.6%, Common Equity Tier 1 Capital Ratio was 10.2%, Tier 1 Capital Ratio was 12.6%, and Total Capital Ratio was 13.5%.  On December 31, 2016, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 10.8%, Common Equity Tier 1 Capital Ratio was 11.8%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 12.7%.

LOANS

Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $499.7 million, or 16.6%, from December 31, 2015, to December 31, 2016.  This increase occurred across several loan types, primarily other residential (multi-family) loans, commercial real estate loans, one- to four-family residential loans, consumer loans and home equity lines of credit.  Total gross loans, excluding previously acquired covered and non-covered loans and mortgage loans held for sale, but including the loans acquired from Fifth Third Bank, increased $96.4 million during the three months ended December 31, 2016. Loan growth has come from most of Great Southern's primary lending locations, including Springfield, St. Louis, Kansas City, Des Moines and Minneapolis, as well as the loan production offices in Dallas and Tulsa.  Since the end of 2015, outstanding balances in multi-family residential mortgage loans, commercial real estate loans, one-to four-family residential loans and consumer loans have increased $232.4 million, $136.8 million, $77.3 million and $49.3 million, respectively.  The FDIC-acquired loan portfolios had net decreases totaling $79.7 million during the year ended December 31, 2016, and $22.1 million during the three months ended December 31, 2016.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	December 31, 2014
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$123,433	$123,083	$123,172	$121,956	$105,390	$92,286
Secured by real estate (not one- to four-family)	26,062	23,279	21,258	25,576	21,857	23,909
Not secured by real estate - commercial business	79,937	80,771	74,498	67,726	63,865	63,381

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	10,047	13,675	14,594	12,283	14,242	17,564
Secured by real estate (not one-to four-family)	542,326	546,104	500,013	368,718	385,969	356,913

Loan Commitments not closed
Secured by real estate (one-to four-family)	15,884	25,660	30,465	26,793	13,411	12,700
Secured by real estate (not one-to four-family)	119,126	129,603	144,450	211,728	120,817	54,643
Not secured by real estate - commercial business	7,022	10,432	9,177	3,614	—	—

	$923,837	$952,607	$917,627	$838,394	$725,551	$621,396

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations".

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2016, increased $1.2 million to $2.4 million when compared with the quarter ended December 31, 2015.  The provision for loan losses for the year ended

December 31, 2016, increased $3.8 million to $9.3 million when compared with the year ended December 31, 2015.  At December 31, 2016 and December 31, 2015, the allowance for loan losses was $37.4 million and $38.1 million, respectively.  Total net charge-offs were $2.0 million and $2.9 million for the quarters ended December 31, 2016 and 2015, respectively.  During the quarter ended December 31, 2016, $1.3 million of the $2.0 million of net charge-offs were in the consumer auto category.  Total net charge-offs were $10.0 million and $5.8 million for the year ended December 31, 2016 and 2015, respectively.  Six relationships made up $5.5 million of the net charge-offs total for the year ended December 31, 2016.  Gross charge-offs for the year were partially offset by recoveries, including recoveries on two separate relationships totaling $1.1 million, which had previously been charged-off.  During the year ended December 31, 2016, $3.8 million of the $10.0 million of net charge-offs were in the consumer auto category.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank's allowance for loan losses as a percentage of total loans, excluding acquired loans that are covered or were previously covered by the FDIC loss sharing agreements, was 1.04%, 1.20% and 1.05% at December 31, 2016, December 31, 2015 and September 30, 2016, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Bank's loan portfolio at December 31, 2016, based on recent reviews of the Bank's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, and potential problem loans are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below as they are, or were, subject to loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  In addition, these assets were initially recorded at their estimated fair values as of their acquisition dates.  The overall performance of the loan pools acquired in 2009, 2011 and 2012 in FDIC transactions has been better than original expectations as of the acquisition dates.  Former Valley Bank loans are also excluded from the totals and the discussion of non-performing loans, potential problem loans and foreclosed assets below, although they were never subject to a loss sharing agreement.  Former Valley Bank loans are accounted for in pools and were recorded at their fair value at the time of the acquisition as of June 20, 2014; therefore, these loan pools are analyzed rather than the individual loans.  The overall performance of the Valley Bank loan pools has been better than original expectations as of the acquisition dates.  At this time, the Company does not expect any material losses from the Valley Bank loan pools.

As noted above, the remaining loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated in April 2016.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered and formerly covered non-performing assets and other FDIC-assisted acquired assets, at December 31, 2016, were $39.3 million, a decrease of $4.7 million from $44.0 million at December 31, 2015, and an increase of $2.7 million from $36.6 million at September 30, 2016.  Non-performing assets, excluding FDIC-acquired covered and non-covered non-performing assets and other FDIC-assisted acquired assets, as a percentage of total assets were 0.86% at December 31, 2016, compared to 1.07% at December 31, 2015 and 0.82% at September 30, 2016.

Compared to December 31, 2015, non-performing loans decreased $2.5 million to $14.1 million at December 31, 2016, and foreclosed assets decreased $2.1 million to $25.2 million at December 31, 2016.  Compared to September 30, 2016, non-performing loans increased $908,000 and foreclosed assets increased $1.9 million at December 31, 2016.  Non-performing commercial real estate loans comprised $4.4 million, or 31.3%, of the total of $14.1 million of non-performing loans at December 31, 2016, a decrease of $2.7 million from September 30, 2016.  The decrease in this category was primarily due to the transfer of two relationships to foreclosed assets, which is discussed below.  Non-performing commercial business loans increased $2.6 million in the three months ended December 31, 2016, primarily due to the addition of one relationship which is discussed below, and were $3.1 million, or 21.9%, of total non-performing loans at December 31, 2016.  Non-performing consumer loans increased $436,000 in the three months ended December 31, 2016, and were $2.6 million, or 18.7%, of total non-performing loans at December 31, 2016.  Non-performing one-to four-family residential loans comprised $2.0 million, or 13.9%, of the total non-performing loans at December 31, 2016, an increase of $326,000 from September 30, 2016.  Non-performing land development loans comprised $1.7 million, or 12.2%, of the total non-performing loans at December 31, 2016, an increase of $3,000 from September 30, 2016.

Compared to December 31, 2015, potential problem loans decreased $5.9 million to $7.0 million at December 31, 2016.  Compared to September 30, 2016, potential problem loans decreased $301,000.  The decrease during the quarter was due to $259,000 in loans transferred to non-performing loans, $162,000 in loans removed from potential problem loans and $27,000 in payments, offset by the addition of $147,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended December 31, 2016, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	111	—	—	—	—	—	(2)	109
Land development	1,715	3	—	—	—	—	—	1,718
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,636	469	(66)	—	(41)	(3)	(33)	1,962
Other residential	—	178	—	—	—	(16)	—	162
Commercial real estate	7,054	295	—	—	(2,802)	(107)	(36)	4,404
Commercial business	455	2,952	—	—	—	(43)	(276)	3,088
Consumer	2,202	1,624	(209)	—	(256)	(358)	(365)	2,638

Total	$13,173	$5,521	$(275)	$—	$(3,099)	$(527)	$(712)	$14,081

At December 31, 2016, the non-performing commercial real estate category included 10 loans, three of which were added in the current period.  The largest relationship in this category, which was added prior to 2016, totaled $1.7 million, or 38.5% of the total category, and is collateralized by a theatre property in Branson, Mo.  Two large relationships in the commercial real estate category were transferred to foreclosed assets during the fourth quarter of 2016.  The first relationship totaled $1.5 million and was collateralized by commercial retail projects in Texas and Georgia.  The second relationship totaled $1.3 million and was collateralized by a hotel property in the western United States.  The non-performing commercial business category included six loans, one of which was added during the current quarter.  The largest loan in this category, which was added during the current quarter, totaled $3.0 million, or 95.6% of the total category, and is secured by the borrower's interest in a condo project in Branson, Mo.  The Bank's lending involvement with this project dates back to 2005.  This project had experienced some performance difficulties in the past and a new borrower became involved in this project during 2013.  The non-performing one- to four-family residential category included 38 loans, 8 of which were added during the current quarter.  The non-performing land development category included two loans.  The largest loan in this category, which was originated in 2007, totaled $1.6 million, or 95.1% of the total category, and was collateralized by land in the St. Louis, Mo. area.  The non-performing consumer category included 188 loans, 128 of which were added during the current quarter.

Activity in the potential problem loans category during the quarter ended December 31, 2016, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, December 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	4,130	5	—	—	—	—	—	4,135
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	483	—	—	(37)	—	—	(7)	439
Other residential	178	—	—	(178)	—	—	—	—
Commercial real estate	2,223	5	(162)	—	—	—	(4)	2,062
Commercial business	72	137	—	—	—	—	(5)	204
Consumer	177	—	—	(44)	—	—	(11)	122

Total	$7,263	$147	$(162)	$(259)	$—	$—	$(27)	$6,962

At December 31, 2016, the land development category of potential problem loans included three loans.  The largest loan in this category, which was added prior to 2016 and is collateralized by property in the Branson, Mo., area, totaled $3.8 million, or 92.9% of the category.  The commercial real estate category of potential problem loans included four loans.  The largest relationship in this category contains two loans, both of which were added prior to 2016, with a total balance of $1.3 million, or 63.4% of the commercial real estate category.  This relationship is collateralized by commercial entertainment property and other property in Branson, Mo.

Activity in foreclosed assets during the quarter ended December 31, 2016, excluding $1.4 million in foreclosed assets covered by FDIC loss sharing agreements, $316,000 in foreclosed assets previously covered by FDIC loss sharing agreements, $2.0 million in foreclosed assets related to Valley Bank and not covered by loss sharing agreements, and $3.7 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, October 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, December 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	6,685	—	(31)	—	(294)	6,360
Land development	10,886	—	—	—	—	10,886
Commercial construction	—	—	—	—	—	—
One- to four-family residential	1,539	41	(198)	—	(165)	1,217
Other residential	1,094	—	(200)	60	—	954
Commercial real estate	1,184	2,802	(145)	—	—	3,841
Commercial business	—	—	—	—	—	—
Consumer	1,993	4,834	(4,836)	—	—	1,991

Total	$23,381	$7,677	$(5,410)	$60	$(459)	$25,249

At December 31, 2016, the land development category of foreclosed assets included 22 properties, the largest of which was located in northwest Arkansas and had a balance of $1.4 million, or 12.6% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 39.1% and 33.1% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 27 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 19.4% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 29.4% and 19.4% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The commercial real estate category of foreclosed assets included six properties.  The largest relationship in the commercial real estate category, which includes two properties which were added during the current quarter, totaled $1.5 million, or 39.6% of the total category, and is made up of commercial retail property in Texas and Georgia, which was previously in non-performing loans.   The second largest relationship in the commercial real estate category, which was added during the quarter, totaled $1.3 million, or 33.3% of the total category, and is a hotel located in the western United States, which was previously in non-performing loans.   The one-to four-family residential category of foreclosed assets included nine properties, of which the largest relationship, with one property in the southwest Missouri area, had a balance of $421,000, or 37.7% of the total category.  Of the total dollar amount in the one-to four-family category of foreclosed assets, 48.4% is located in the Branson, Mo, area.  The other residential category of foreclosed assets included five properties, four of which are part of the same condominium community, located in Branson, Mo. and had a balance of $694,000, or 72.7% of the total category.  One additional property which was part of the same condominium community and had a balance of $200,000 was sold during the quarter.  The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

At the close of business on January 20, 2017, two leased banking centers were replaced by two new owned offices in the Omaha, Neb., metropolitan market area. A leased office at 1902 Harlan Drive in Bellevue, Neb., was replaced by a newly constructed banking center at Cornhusker and US 75 Highway in Bellevue. The leased office at 7001 S. 36th Street in Bellevue was replaced by a former bank building purchased in 2015, located at 9775 Q Street in Omaha. Both new locations offer better convenience and access to area customers and these changes should not result in any significant increase in operating costs. Great Southern operates four offices in the Omaha market area.

In the first quarter of 2017, the Company expects to open a commercial loan production office in downtown Chicago.  A local and highly experienced commercial lender has been hired to manage that office. The Company also operates commercial loan production offices in Tulsa, Okla., and Dallas.

In October 2016, the Company began mass issuing chip-enabled debit cards to its deposit customer base. Chip debit cards offer customers an added layer of security, providing enhanced protection against fraud. Chip debit cards are also available instantly at all Great Southern banking centers.

A person-to-person (P2P) electronic payment service is expected to be available in early February 2017 for retail customers through the Company's smartphone mobile banking applications. The P2P service will allow Great Southern debit card customers to send one-time transfers to recipients at any financial institution.

The Company's chief lending officer, Steve Mitchem, is expected to retire from the Company in April 2017.  Mitchem joined Great Southern in 1990. During his tenure, the Company's loan portfolio grew from $360 million, with lending operations primarily in the southwest Missouri region, to $3.8 billion with lending operations in eight states. Mitchem and the Company began planning for his pending retirement more than a year ago to ensure a smooth management transition. At that time, the Company restructured the lending division to better reflect the Company's size and scope. The lending division now has two separate areas of responsibility – loan production led by John Bugh and credit administration led by Kevin Baker.  Bugh and Baker are long-term Great Southern lenders, who each have more than 27 years of banking experience.

Great Southern Bancorp, Inc. will hold its 28th Annual Meeting of Shareholders at 10:00 a.m. CDT on Tuesday, May 9, 2017, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 28, 2017, can vote at the annual meeting, either in person or by proxy.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 104 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Tulsa, Okla., and Dallas, Texas. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from Great Southern's banking center consolidations might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Fifth Third Bank branch acquisition and the Company's other merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company's market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vii) the Company's ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company's market areas; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers' responses thereto; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months and year ended December 31, 2016 and 2015, and the three months ended September 30, 2016, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2016	2015
Selected Financial Condition Data:	(In thousands)

Total assets	$4,550,663	$4,104,189
Loans receivable, gross	3,802,235	3,382,213
Allowance for loan losses	37,400	38,149
Other real estate owned, net	32,658	31,893
Available-for-sale securities, at fair value	213,872	262,856
Deposits	3,677,230	3,268,626
Total borrowings	416,786	406,797
Total common stockholders' equity	429,806	398,227
Non-performing assets (excluding FDIC-assisted transaction assets)	39,339	43,960

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$46,936	$44,956	$185,175	$184,351	$46,856
Interest expense	6,688	4,261	22,119	15,997	5,828
Net interest income	40,248	40,695	163,056	168,354	41,028
Provision for loan losses	2,380	1,216	9,281	5,519	2,500
Non-interest income	7,528	5,060	28,510	13,581	7,090
Non-interest expense	29,041	29,145	120,427	114,350	30,657
Provision for income taxes	4,560	3,744	16,516	15,564	3,740
Net income	$11,795	$11,650	$45,342	$46,502	$11,221
Net income available to common shareholders	$11,795	$11,531	$45,342	$45,948	$11,221

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.83	$0.81	$3.21	$3.28	$0.80
Book value	$30.77	$28.67	$30.77	$28.67	$30.32

Earnings Performance Ratios:
Annualized return on average assets	1.05%	1.15%	1.04%	1.14%	1.01%
Annualized return on average common stockholders' equity	10.98%	11.74%	10.93%	12.13%	10.92%
Net interest margin	3.87%	4.34%	4.05%	4.53%	3.98%
Average interest rate spread	3.74%	4.24%	3.93%	4.44%	3.86%
Efficiency ratio	60.78%	63.70%	62.86%	62.85%	63.71%
Non-interest expense to average total assets	2.59%	2.87%	2.76%	2.81%	2.76%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.04%	1.20%	1.04%	1.20%	1.05%
Non-performing assets to period-end assets	0.86%	1.07%	0.86%	1.07%	0.82%
Non-performing loans to period-end loans	0.37%	0.49%	0.37%	0.49%	0.35%
Annualized net charge-offs to average loans	0.22%	0.38%	0.29%	0.20%	0.42%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	December 31, 2016	December 31, 2015	September 30, 2016
Assets
Cash	$120,203	$115,198	$117,684
Interest-bearing deposits in other financial institutions	159,566	83,985	136,885
Cash and cash equivalents	279,769	199,183	254,569

Available-for-sale securities	213,872	262,856	204,621
Held-to-maturity securities	247	353	247
Mortgage loans held for sale	16,445	12,261	12,796
Loans receivable (1), net of allowance for loan losses of $37,400 – December 2016; $38,149 - December 2015; $37,002 – September 2016	3,759,966	3,340,536	3,686,507
FDIC indemnification asset	13,145	24,082	14,576
Interest receivable	11,875	10,930	10,675
Prepaid expenses and other assets	45,649	59,322	50,864
Other real estate owned (2), net	32,658	31,893	31,249
Premises and equipment, net	140,596	129,655	141,049
Goodwill and other intangible assets	12,500	5,758	12,913
Federal Home Loan Bank stock	13,034	15,303	12,275
Current and deferred income taxes	10,907	12,057	9,645

Total Assets	$4,550,663	$4,104,189	$4,441,986

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,677,230	$3,268,626	$3,561,784
Federal Home Loan Bank advances	31,452	263,546	31,476
Securities sold under reverse repurchase agreements with customers	113,700	116,182	139,044
Short-term borrowings	172,323	1,295	153,060
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,537	—	73,499
Accrued interest payable	2,723	1,080	1,500
Advances from borrowers for taxes and insurance	4,643	4,681	9,153
Accounts payable and accrued expenses	19,475	24,778	24,567
Total Liabilities	4,120,857	3,705,962	4,019,857

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2016, December 2015 and September 2016 – -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2016 – 13,968,386 shares; December 2015 – 13,887,932 shares; September 2016 – 13,921,355 shares	140	139	139
Additional paid-in capital	25,942	24,371	25,263
Retained earnings	402,166	368,053	392,826
Accumulated other comprehensive gain	1,558	5,664	3,901
Total Stockholders' Equity	429,806	398,227	422,129

Total Liabilities and Stockholders' Equity	$4,550,663	$4,104,189	$4,441,986

(1)
At December 31, 2016, December 31, 2015 and September 30, 2016 includes loans, net of discounts, totaling $134.4 million, $236.1 million and $144.4 million, respectively, which are subject to FDIC support through loss sharing agreements.  At December 31, 2016 and September 30, 2016, respectively, also includes $72.6 million and $78.9 million of loans, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016, or loss sharing agreements had already expired.  In addition, as of December 31, 2016, December 31, 2015 and September 30, 2016, includes $76.2 million, $93.4 million and $82.0 million, respectively, of loans, net of discounts, acquired in the Valley Bank transaction which are not covered by an FDIC loss sharing agreement.

(2)
At December 31, 2016, December 31, 2015 and September 30, 2016, includes foreclosed assets, net of discounts, totaling $1.4 million, $1.8 million and $795,000, respectively, which are subject to FDIC support through loss sharing agreements. At December 31, 2016 and September 30, 2016, respectively, also includes $316,000 and $432,000 of foreclosed assets, net of discounts, acquired in the Team Bank, Vantus Bank and Sun Security Bank transactions, for which the loss sharing agreements were terminated in April 2016.  At December 31, 2015, included $460,000, net of discounts, of non- single-family foreclosed assets related to the Vantus Bank transaction, which were no longer covered by the FDIC loss sharing agreement for that transaction.  At December 31, 2016, December 31, 2015 and September 30, 2016, includes $2.0 million, $995,000 and $1.9 million respectively, net of discounts, of foreclosed assets related to the Valley Bank transaction, which are not covered by FDIC loss sharing agreements.  In addition, at December 31, 2016, December 31, 2015 and September 30, 2016, includes $3.7 million, $1.2 million and $4.8 million, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016
Interest Income
Loans	$45,423	$43,241	$178,883	$177,240	$45,335
Investment securities and other	1,513	1,715	6,292	7,111	1,521
	46,936	44,956	185,175	184,351	46,856
Interest Expense
Deposits	4,907	3,717	17,387	13,511	4,423
Federal Home Loan Bank advances	259	376	1,214	1,707	259
Short-term borrowings and repurchase agreements	201	14	1,137	65	450
Subordinated debentures issued to capital trust	230	154	803	714	209
Subordinated notes	1,091	—	1,578	—	487
	6,688	4,261	22,119	15,997	5,828

Net Interest Income	40,248	40,695	163,056	168,354	41,028
Provision for Loan Losses	2,380	1,216	9,281	5,519	2,500
Net Interest Income After Provision for Loan Losses	37,868	39,479	153,775	162,835	38,528

Noninterest Income
Commissions	334	155	1,097	1,136	245
Service charges and ATM fees	5,465	5,008	21,666	19,841	5,548
Net gains on loan sales	879	810	3,941	3,888	1,217
Net realized gains (losses) on sales of available-for-sale securities	(9)	—	2,873	2	144
Late charges and fees on loans	432	647	1,747	2,129	435
Net change in interest rate swap fair value	245	69	66	(43)	58
Accretion (amortization) of income related to business acquisitions	(848)	(2,965)	(6,935)	(18,345)	(1,215)
Other income	1,030	1,336	4,055	4,973	658
	7,528	5,060	28,510	13,581	7,090

Noninterest Expense
Salaries and employee benefits	14,706	14,421	60,377	58,682	15,062
Net occupancy and equipment expense	6,521	6,270	26,077	25,985	6,335
Postage	910	943	3,791	3,787	923
Insurance	539	894	3,482	3,566	961
Advertising	461	590	2,228	2,317	803
Office supplies and printing	273	290	1,708	1,333	575
Telephone	834	898	3,483	3,235	823
Legal, audit and other professional fees	791	839	3,191	2,713	748
Expense on foreclosed assets	1,027	1,207	4,111	2,526	1,298
Partnership tax credit investment amortization	420	420	1,681	1,680	420
Acquired deposit intangible asset amortization	412	437	1,910	1,750	464
Other operating expenses	2,147	1,936	8,388	6,776	2,245
	29,041	29,145	120,427	114,350	30,657

Income Before Income Taxes	16,355	15,394	61,858	62,066	14,961
Provision for Income Taxes	4,560	3,744	16,516	15,564	3,740
Net Income	11,795	11,650	45,342	46,502	11,221

Preferred Stock Dividends	—	119	—	554	—

Net Income Available to Common Shareholders	$11,795	$11,531	$45,342	$45,948	$11,221

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016
Earnings Per Common Share
Basic	$0.85	$0.83	$3.26	$3.33	$0.81
Diluted	$0.83	$0.81	$3.21	$3.28	$0.80

Dividends Declared Per Common Share	$0.22	$0.22	$0.88	$0.86	$0.22

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $1.4 million and $1.3 million for the three months ended December 31, 2016 and 2015, respectively.  Fees included in interest income were $5.0 million and $4.4 million for the year ended December 31, 2016 and 2015, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.
	December 31, 2016(1)	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.16%	$516,221	$6,572	5.06%	$453,446	$7,482	6.55%
Other residential	4.07	664,556	7,459	4.47	424,152	5,220	4.88
Commercial real estate	4.19	1,210,617	14,031	4.61	1,100,384	12,751	4.60
Construction	3.85	355,167	4,059	4.55	368,562	4,185	4.51
Commercial business	4.37	300,212	4,211	5.58	317,933	4,570	5.70
Other loans	5.83	710,316	8,651	4.85	620,660	8,461	5.41
Industrial revenue bonds	5.21	28,028	440	6.24	40,799	572	5.57

Total loans receivable	4.58	3,785,117	45,423	4.77	3,325,936	43,241	5.16

Investment securities	3.13	219,905	1,379	2.49	279,562	1,632	2.32
Other interest-earning assets	0.66	130,541	134	0.41	111,673	83	0.29

Total interest-earning assets	4.35	4,135,563	46,936	4.52	3,717,171	44,956	4.80
Non-interest-earning assets:
Cash and cash equivalents		112,530			106,352
Other non-earning assets		228,881			232,939
Total assets		$4,476,974			$4,056,462

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.26	$1,520,053	1,039	0.27	$1,408,673	864	0.24
Time deposits	1.01	1,500,064	3,868	1.03	1,308,754	2,853	0.86
Total deposits	0.63	3,020,117	4,907	0.65	2,717,427	3,717	0.54
Short-term borrowings and repurchase agreements	0.33	243,925	201	0.33	142,201	14	0.04
Subordinated debentures issued to capital trust	2.49	25,774	230	3.55	25,774	154	2.37
Subordinated notes	5.45	73,515	1,091	5.90	—	—	—
FHLB advances	3.30	31,462	259	3.27	142,870	376	1.04

Total interest-bearing liabilities	0.75	3,394,793	6,688	0.78	3,028,272	4,261	0.56
Non-interest-bearing liabilities:
Demand deposits		622,220			552,531
Other liabilities		30,168			31,569
Total liabilities		4,047,181			3,612,372
Stockholders' equity		429,793			444,090
Total liabilities and stockholders' equity		$4,476,974			$4,056,462

Net interest income:
Interest rate spread	3.60%		$40,248	3.74%		$40,695	4.24%
Net interest margin*				3.87%			4.34%
Average interest-earning assets to average interest-bearing liabilities		121.8%			122.7%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at December 31, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended December 31, 2016.

	December 31, 2016(1)	Year Ended December 31, 2016			Year Ended December 31, 2015
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.16%	$538,776	$28,674	5.32%	$459,378	$34,653	7.54%
Other residential	4.07	535,793	25,052	4.68	423,476	21,236	5.01
Commercial real estate	4.19	1,146,983	53,516	4.67	1,071,765	50,952	4.75
Construction	3.85	394,051	18,059	4.58	340,666	15,538	4.56
Commercial business	4.37	316,526	17,389	5.49	328,319	19,137	5.83
Other loans	5.83	693,550	34,176	4.93	569,873	33,377	5.86
Industrial revenue bonds	5.21	33,681	2,017	5.99	42,310	2,347	5.55

Total loans receivable	4.58	3,659,360	178,883	4.89	3,235,787	177,240	5.48

Investment securities	3.13	249,484	5,741	2.30	330,328	6,797	2.06
Other interest-earning assets	0.66	116,812	551	0.47	152,720	314	0.21

Total interest-earning assets	4.35	4,025,656	185,175	4.60	3,718,835	184,351	4.96
Non-interest-earning assets:
Cash and cash equivalents		108,593			106,326
Other non-earning assets		236,544			242,238
Total assets		$4,370,793			$4,067,399

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.26	$1,496,837	3,888	0.26	$1,404,489	2,858	0.20
Time deposits	1.01	1,370,935	13,499	0.98	1,257,059	10,653	0.85
Total deposits	0.63	2,867,772	17,387	0.61	2,661,548	13,511	0.51
Short-term borrowings and repurchase agreements	0.33	327,658	1,137	0.35	192,055	65	0.03
Subordinated debentures issued to capital trust	2.49	25,774	803	3.12	28,754	714	2.48
Subordinated notes	5.45	28,526	1,578	5.53	—	—	—
FHLB advances	3.30	68,325	1,214	1.78	175,873	1,707	0.97

Total interest-bearing liabilities	0.75	3,318,055	22,119	0.67	3,058,230	15,997	0.52
Non-interest-bearing liabilities:
Demand deposits		608,115			541,714
Other liabilities		29,824			28,772
Total liabilities		3,955,994			3,628,716
Stockholders' equity		414,799			438,683
Total liabilities and stockholders' equity		$4,370,793			$4,067,399

Net interest income:
Interest rate spread	3.60%		$163,056	3.93%		$168,354	4.44%
Net interest margin*				4.05%			4.53%
Average interest-earning assets to average interest-bearing liabilities		121.3%			121.6%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at December 31, 2016, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the year ended December 31, 2016.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin and tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to our pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that the core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period end intangible assets from common equity and from total assets.  Management believes that the presentation of these measures excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as they provide a method to assess management's success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing measures that exclude balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that these are standard financial measures used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Year Ended
	December 31,				December 31,
	2016		2015		2016		2015
	(Dollars in thousands)
Reported net interest income / margin	$40,248	3.87%	$40,695	4.34%	$163,056	4.05%	$168,354	4.53%
Less: Impact of loss share adjustments	3,142	0.30	5,649	0.60	16,393	0.41	28,531	0.77
Core net interest income / margin	$37,106	3.57%	$35,046	3.74%	$146,663	3.64%	$139,823	3.76%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	December 31,
	2016	2015
	(Dollars in thousands)

Common equity at period end	$429,806	$398,227
Less: Intangible assets at period end	12,500	5,758
Tangible common equity at period end (a)	$417,306	$392,469

Total assets at period end	$4,550,663	$4,104,189
Less: Intangible assets at period end	12,500	5,758
Tangible assets at period end (b)	$4,538,163	$4,098,431

Tangible common equity to tangible assets (a) / (b)	9.20%	9.58%